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                                                                    EXHIBIT 15.3

                                                       FD Execution June 3, 2005

                                PRC LEGAL OPINION

Linktone Ltd.
5/F, No. 689, Beijing Dong Road
Shanghai 200001, People's Republic of China

Gentlemen:

                     RE: CONSENT/ANNUAL REPORT ON FORM 20-F

      We hereby consent to the reference to our firm under the heading "Enforcement of Civil Liabilities" in the annual report on Form 20-F for the 2004 fiscal year of Linktone Ltd. (the "Company") to be filed with the Securities and Exchange Commission in the month of June 2005 (the "Annual Report").

      We hereby further confirm the following:

      (1) There is uncertainty as to whether the courts of China would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

      (2) The recognition and enforcement of foreign judgments are provided for under Chinese Civil Procedures Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

                                                Very truly yours,

                                                [STAMP]

                                                Fangda Partners